Exhibit 99.2

Adagio Announces David Hering Named Permanent Chief Executive Officer and Director

Waltham, MA – July 5, 2022 – Adagio Therapeutics, Inc. (Nasdaq: ADGI), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases, announced today that industry and infectious disease veteran David Hering, who has been serving as the company’s interim chief executive officer and chief operating officer, has been named permanent CEO and a director on the company’s Board of Directors.

“As COVID-19 continues to infect millions worldwide, we are committed to the ongoing advancement of Adagio’s founding mission focused on delivering both treatment and prophylactic solutions for COVID-19 and other important infectious diseases,” said Marc Elia, chair of Adagio’s Board of Directors. “A thorough process underlined Dave’s core skills and deep expertise. He is the ideal person to lead Adagio through its next phase of growth, and we are thrilled to appoint him as CEO and director. We believe Adagio has best-in-class antibody discovery and development capabilities and to fully realize its potential the company requires leadership with substantial operational and commercial experience. Dave has a unique track record leading organizations focused on infectious disease medicines, including the launch of the first and market leading COVID-19 vaccine during his time at Pfizer. We are excited about the road ahead for Adagio and the impact we may have on people in need.”

Mr. Hering added, “Unfortunately, COVID-19 continues to impact global health. Waning antibody titers combined with the continued emergence of immune-evasive SARS-CoV-2 variants is resulting in high rates of infection with disease outcomes ranging from asymptomatic to symptomatic to hospitalization and death. This immunity gap provides a significant unmet need which Adagio was created to help address. There remains a tremendous prophylactic and treatment potential opportunity for Adagio’s adintrevimab and other emerging candidates with potential class leading profiles. I am pleased to assume this role as permanent CEO and look forward to leading the company to fulfill our mission and potentially bring beneficial antibody-based therapeutic options to patients in need.”

About Adagio Therapeutics

Adagio (Nasdaq: ADGI) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of differentiated products for the prevention and treatment of infectious diseases. The company is developing its lead product candidate, adintrevimab, for the prevention and treatment of COVID-19, the disease caused by the virus SARS-CoV-2 and its variants. Beyond COVID-19, Adagio is leveraging robust antibody discovery and development capabilities that have enabled expedited advancement of adintrevimab into clinical trials to develop therapeutic or preventative options for other infectious diseases, such as additional coronaviruses and influenza. Adintrevimab is an investigational monoclonal antibody that is not approved for use in any country. The safety and efficacy of adintrevimab have not been established. For more information, please visit www.adagiotx.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “potential,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, our belief regarding leadership requirements for operation and commercial success and the magnitude of that success; our belief that our antibody discovery and development capabilities are best in class; our ongoing research and clinical development plans; our plans to advance adintrevimab or other early stage candidates as a potential prophylaxis and treatment option for COVID-19, including disease caused by most variants, as either a single or combination agent; the potential for adintrevimab to demonstrate activity against predominant SARS-CoV-2 variant(s) in the U.S. and globally; our plans, technology and resources to develop therapeutic or preventative options for other infectious diseases, such as additional coronaviruses and influenza, in the U.S. and globally; and other statements that are not historical fact. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the impacts of the COVID-19 pandemic on our business and those of our collaborators, our clinical trials and our financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; the predictability of clinical success of adintrevimab based on neutralizing activity in pre-clinical studies; variability of results in models used to predict activity against SARS-CoV-2 variants of concern; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; and the uncertainties and timing of the regulatory approval process, including the outcome of our discussions with regulatory authorities concerning our Phase 2/3 clinical trials; whether adintrevimab is able to demonstrate activity against predominant SARS-CoV-2 variant(s) in the U.S. and globally; whether we are able to successfully submit an emergency use authorization in the future, and the outcome of any such emergency use application submission; whether research and development efforts will improve efficacy of adintrevimab against predominant variants or identify additional monoclonal antibodies for the prevention and treatment of COVID-19 and other infectious diseases; whether research and development efforts will identify and result in safe and effective therapeutic or preventative options for other infectious diseases in the U.S. or globally and whether we have adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each filed with the Securities and Exchange Commission (the “SEC”), and in our other filings with the SEC, and in Adagio’s future reports to be filed with the SEC and available at www.sec.gov. Such risks may be amplified by the impacts of the COVID-19 pandemic. Forward-looking statements contained in this press release are made as of this date, and Adagio undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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Contacts

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Investor Contact:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com

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